Exhibit 99.1

Provention Bio to Combine Forces with Sanofi to Support Potential U.S. Launch of Teplizumab for Delay in Onset of Clinical Type 1 Diabetes (T1D) in At-Risk Individuals

●	Provention receives $20 million nonrefundable payment granting Sanofi exclusive right of first negotiation to in-license teplizumab globally for T1D
●	U.S. copromotion agreement leverages Sanofi’s in-market infrastructure and established expertise in endocrinology to expand reach, increase awareness and drive T1D screening
●	Sanofi to invest $35 million at a premium after a potential teplizumab FDA approval
●	Investor Conference call at 8:30am ET Today

RED BANK, N.J., October 6, 2022 /PRNewswire/ — Provention Bio, Inc. (Nasdaq: PRVB) (the “Company”), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, today announced that the Company has entered into a co-promotion agreement with Sanofi U.S. for the launch of Provention’s lead investigational drug candidate teplizumab. The agreement enables Provention Bio to leverage Sanofi’s expertise, capabilities and commercial resources to support the potential launch of teplizumab currently under review by the U.S. Food and Drug Administration (“FDA”), for the delay of clinical type 1 diabetes in at-risk individuals, with a user fee goal date of November 17, 2022 for the Biologics License Application.

“This collaboration with Sanofi U.S. allows us to significantly expand our planned commercial footprint during launch to support increased screening and product awareness as we work to launch a new therapy that, if approved, will dramatically impact the lives of the patients and families we serve,” said Jason Hoitt, Chief Commercial Officer, Provention Bio. “In particular, Sanofi’s long-standing relationships with key U.S. healthcare professionals will complement our focus on pediatric endocrinologists and help us address a larger patient population with greater efficiency.”

Olivier Bogillot, Head of U.S. General Medicines, Sanofi, stated, “We are delighted by the prospect of supporting Provention Bio in bringing to the U.S. what could become the first-in-class therapy to change the course of type 1 diabetes. If approved, Sanofi U.S. will leverage its existing world-class capabilities in diabetes care to enhance efforts in both patient and healthcare provider access. We are prepared to tap into all of our internal expertise to support the successful launch of this innovative therapy.”

“The agreement brings significant resources to Provention and allows us to advance our mission of delivering therapies which intercept or delay debilitating and life-threatening autoimmune diseases,” said Ashleigh Palmer, Co-Founder and Chief Executive Officer, Provention Bio. “We look forward to working with our colleagues at Sanofi as we prepare to deliver, if approved, the first-ever disease-modifying therapy for T1D.”

Co-Promotion Agreement

Under the terms of the agreement, Sanofi will commit commercial resources in the United States, including diabetes field specialists, account directors, field-based reimbursement and medical science liaisons to expand the number of key healthcare professionals reached in the United States. In exchange, Provention will reimburse field force-related expenses that Sanofi will incur in connection with commercializing teplizumab under the agreement.

Provention retains all rights to teplizumab and maintains responsibility for the commercialization strategy.

Right of First Negotiation to Global Commercial Rights

The Company also granted Sanofi, in consideration of a one-time payment of $20 million, an exclusive, one-time right of first negotiation (ROFN) to obtain exclusive global rights to commercialize teplizumab for Type 1 diabetes indications in humans, subject to certain retained rights of the Company to engage in discussions with third parties with respect to certain transactions. Sanofi may exercise the ROFN, until June 30, 2023, with an option to extend within 2023 under certain conditions.

Equity Investment

Simultaneous with their entry into the co-promotion agreement, the Company and Sanofi entered into a Securities Purchase Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, if teplizumab is approved by the FDA, Sanofi has agreed to purchase $35 million of the Company’s common stock at a premium over the daily volume-weighted average per share price for the five consecutive trading days prior to the closing date. The closing date will be at Provention’s discretion and would occur no later than February 16, 2023.

BofA Securities acted as financial advisor to the Company on this transaction.

For important information related to the terms of the Co-Promotion Agreement and Securities Purchase Agreement, see Provention Bio’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2022.

Conference Call and Webcast Information

Provention Bio will discuss this business update via conference call today at 8:30 am ET. To access the call, please dial 1-888-347-7861 (domestic) or 1-412-902-4247 (international) ten minutes prior to the start time and ask to be connected to the “Provention Bio Call.” An audio webcast will also be available on the “Events and Webcasts” page of the Investors section of the Company’s website, www.proventionbio.com. An archived webcast will be available on the Company’s website approximately two hours after the conference call.

About Teplizumab

Teplizumab is an anti-CD3 monoclonal antibody that is being developed for the delay of clinical T1D in at-risk individuals, as indicated by the presence of two or more T1D-related autoantibodies. There has been no disease-modifying innovation for this life-impacting and life-threatening autoimmune disease since the development of insulin a century ago. More than 800 patients have received teplizumab in multiple clinical studies involving more than 1,000 subjects. Provention is currently also evaluating teplizumab in patients with newly diagnosed insulin-dependent T1D (the Phase 3 PROTECT study).

About Provention Bio, Inc.

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated diseases. The Biologics License Application (BLA) for teplizumab, its lead investigational drug candidate, for the delay of progression to Stage 3 clinical type 1 diabetes in at-risk individuals has been filed by the U.S. Food and Drug Administration (FDA). The Company’s pipeline includes additional clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in other autoimmune diseases, including celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company’s website in the “News” section. Accordingly, investors should monitor this portion of the Company’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward-Looking Statements

Certain statements in this press release are forward-looking, including but not limited to, statements relating to the Company’s ability to leverage Sanofi’s expertise, capabilities and commercial resources to support the potential launch of teplizumab, the potential that the collaboration with Sanofi to significantly expand the Company’s planned commercial footprint during launch, the potential exercise of the ROFN by Sanofi, the potential approval and commercialization of teplizumab and the potential closing of the common stock offering to Sanofi. These statements may be identified by the use of forward-looking words such as “may” and “potential,” among others. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to FDA disagreeing with the Company’s interpretation of data and analysis and information in the BLA resubmission; delays in or failure to obtain FDA approvals for teplizumab or other Company product candidates and the potential for noncompliance with FDA regulations; any inability to successfully work with FDA to address its concerns and requests in a timely manner or at all during the review process for teplizumab, including any inability to provide the FDA with data, analysis or other information sufficient to support an approval of the BLA for teplizumab; any inability to satisfactorily address matters related to PK comparability, product quality, safety or any other FDA requirements during the BLA review process to obtain an approval of teplizumab; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; uncertainties of patent protection and litigation; the Company’s dependence upon third parties; substantial competition; the Company’s need for additional financing and the risks listed under “Risk Factors” in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2022 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Investor Contacts:

Thierry Chauche, Chief Financial Officer
tchauche@proventionbio.com

Brendan Strong

Argot Partners

Proventionbio@argotpartners.com

212-600-1902

Media Contact:

Kaelan Hollon, VP of Communications
khollon@proventionbio.com
202-421-4921